As filed with the Securities and Exchange Commission on April 27, 2012

Registration No. 333-171233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 2 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2834	20-4494098
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

5950 Priestly Drive

Carlsbad, CA 92008

(760) 940-6383

(Address and telephone number of principal executive offices)

LINH NGUYEN

5950 Priestly Drive

Carlsbad, CA 92008

(760) 940-6383

(Name, address and telephone number of agent for service)

Copies to:

DOUGLAS REIN

DLA PIPER LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

(858) 677-1443

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by the selling stockholder named in the prospectus contained herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On December 17, 2010, the registrant filed a registration statement with the Securities and Exchange Commission on Form S-1 (Registration No. 333-171233), which was declared effective by the Commission on December 30, 2010 (the “Registration Statement”), to register for resale by the selling stockholder named in the prospectus up to 20,500,000 shares of the registrant’s common stock, $0.001 par value per share. On April 7, 2011, the registrant filed an amendment to convert the Registration Statement to Form S-3. That amendment was declared effective on April 15, 2011.

At the time the registrant filed its Annual Report on Form 10-K for the year ended December 31, 2011, the registrant was no longer eligible to use Form S-3 for the Registration Statement. Accordingly, this Post-Effective Amendment No. 2 is being filed by the registrant to convert the Form S-3 into a registration statement on Form S-1. This Post-Effective Amendment also contains an updated prospectus relating to the offering and sale of the shares that were registered on the Registration Statement. All filing fees payable in connection with the registration of the shares covered by this Post-Effective Amendment were paid by the registrant at the time of the filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2012

International Stem Cell Corporation

20,500,000 Shares

Common Stock

This prospectus relates to the sale of up to 20,500,000 shares of our common stock by Aspire Capital Fund, LLC. Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $25.0 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on December 9, 2010.

The shares offered include (i) 500,000 shares of common stock issued to Aspire Capital in consideration for entering into the common stock purchase agreement (the “Commitment Shares”), (ii) 9,333,333 shares of common stock previously sold to Aspire Capital and (iii) up to an additional 10,666,667 shares of common stock which may be sold from time to time to Aspire Capital until December 9, 2013.

Aspire Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by Aspire Capital will be paid by Aspire Capital.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol “ISCO.OB”. The last reported sale price of our common stock on the OTC Bulletin Board on April 26, 2012, was $0.40 per share.

Investing in the offered securities involves substantial risks.

See “Risk Factors,” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2012.

INTERNATIONAL STEM CELL CORPORATION HAS NOT REGISTERED THE SHARES FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE. OFFERS AND SALES WILL ONLY BE MADE BY THE SELLING STOCKHOLDER IN JURISDICTIONS WHERE THE SELLING STOCKHOLDER BELIEVES THERE ARE EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENT UNDER THE LAWS AND REGULATIONS OF THE STATE IN QUESTION. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES TO ANY PERSON OR IN ANY PARTICULAR JURISDICTION IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SALE IS UNLAWFUL.

INTERNATIONAL STEM CELL CORPORATION

You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information.”

You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.”

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. In this prospectus, references to “International Stem Cell Corporation,” “the Company,” “we,” “us,” and “our,” refer to International Stem Cell Corporation.

PROSPECTUS SUMMARY

Business Overview

We are a development-stage biotechnology company focused on therapeutic, biomedical and cosmeceutical product development with multiple long-term therapeutic opportunities and two revenue-generating businesses offering potential for increased future revenue.

Our products are based on multi-decade experience with human cell culture and a proprietary type of pluripotent stem cells, “human parthenogenetic stem cells” (“hpSCs”). Our hpSCs are comparable to human embryonic stem cells (“hESCs”) in that they have the potential to be differentiated into many different cells in the human body. However, the derivation of hpSCs does not require the use of fertilized eggs or the destruction of viable human embryos and they offer potential for creation of immune-matched cells and tissues that are less likely to be rejected following transplantation into people across various ethnic groups. We have facilities and manufacturing protocols that comply with the requirements of the US Food and Drug Administration (“FDA”) and other regulatory authorities.

With respect to therapeutic research, we focus on applications where cell and tissue therapy is already proven but where there currently is an insufficient supply of safe and efficacious cells such as hepatocytes for acute and chronic liver diseases, islet cells for treatment of insulin-dependent diabetes (derived from the same precursor as hepatocytes), retinal and corneal cells and tissues for treatment of eye disease and injury and neuronal cells for treatment of Parkinson’s disease and other neurodegenerative conditions. We have made these programs a priority internally and for collaboration with external academic and corporate experts. Other examples include corneal and retinal cells and tissues that mostly target large and growing markets in Asia and the Latin countries. Our strategy for these “cellular ophthalmology” programs is to establish third-party funding and conduct accelerated development in those territories.

Our wholly-owned subsidiary Lifeline Skin Care, Inc. (“SkinCare”) develops, manufactures and markets cosmetic skin care products using an extract derived from our human stem cell technologies. These products are regulated as cosmetics. Furthermore, marketing and sales are conducted direct to the consumer via the internet as well as channels such as dermatology clinics and spas, thus providing important revenue to help support our internal development of therapeutic products. SkinCare currently sells its products nationally and internationally through a branded website and select distributors.

Our wholly-owned subsidiary Lifeline Cell Technology, LLC (“Lifeline”) develops, manufactures and commercializes human cells and the reagents needed to culture and study human cells. Lifeline’s scientists have used a technology called basal medium optimization to systematically produce optimized products designed to culture specific human cell types and to elicit specific cellular behaviors. These techniques also produce products that do not contain non-human animal proteins, a feature desirable to the research and therapeutic markets. Lifeline is unique in the industry in that it has in place scientific and manufacturing staff with the experience and knowledge to set up systems and facilities to produce a source of consistent, standardized, non-human animal protein free cell products, some of which are suitable for FDA approval. Lifeline also provides important funds to help support our internal development of therapeutic products. Lifeline’s products are marketed and sold by its internal sales force, OEM partners and Lifeline brand distributors in Europe and Asia.

While we continued to expand our sales and marketing efforts to optimize revenue, to date we have generated limited revenue to support our core therapeutic research and development efforts.

Our principal executive offices are located at 5950 Priestly Drive, Carlsbad, California 92008, and our telephone number is (760) 940-6383.

The Offering

Common stock being offered by the selling stockholder	20,500,000 shares

Common stock outstanding	87,036,315 (as of April 17, 2012) (1)

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $25.0 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds that we receive under the purchase agreement are expected to be used to fund our research and development activities involving the derivation and differentiation of parthenogenetic stem cells and for general working capital needs.

OTC Bulletin Board Symbol	ISCO.OB

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

(1)	The total number of shares of our common stock outstanding as of April 17, 2012 is 87,036,315, and excludes:

•

23,191,779 shares of common stock issuable upon exercise of outstanding stock options, including those options issued outside our stock option plans, at a weighted average exercise price of $1.03 per share;

•

3,330,000 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at an exercise price of $0.25 per share, 1,317,921 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at an exercise price of $0.80 per share, and 200,000 shares of common stock reserved for issuance under our marketing warrants, at an average exercise price of $1.75 per share;

•	38,973,200 additional shares of common stock reserved for issuance upon conversion of our outstanding shares of Series B, Series C, Series D and Series G Preferred Stock; and

•	17,197,833 additional shares of common stock reserved for future issuance under our 2006 and 2010 stock option plans.

On December 9, 2010, we entered into a common stock purchase agreement, which we refer to as the Purchase Agreement, with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $25.0 million of our shares of common stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares. Upon execution of the Purchase Agreement, we sold to Aspire Capital 333,333 shares of common stock, which we refer to as the Initial Purchase Shares. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, which we refer to as the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement. Subsequent to the sale of the Initial Purchase Shares, we have sold an additional 9,000,000 shares of common stock to Aspire Capital.

As of April 17, 2012, there were 87,036,315 shares of our common stock outstanding (83,070,178 shares held by non-affiliates) including the 9,833,333 shares previously issued to Aspire Capital, but excluding the 10,666,667 shares offered that may be issued to Aspire Capital pursuant to the Purchase Agreement. If all of such 20,500,000 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 21.0% of the total common stock outstanding or 21.9% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 20,500,000 shares of our common stock under the Securities Act, which includes the Commitment Shares, the Initial Purchase Shares, the additional 9,000,000 shares of common stock that have already been issued to Aspire Capital and 10,666,667 shares of common stock which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 20,500,000 shares of common stock are being offered pursuant to this prospectus.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock exceeds $0.25, or the Floor Price, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase:

•	up to 100,000 shares of our common stock per trading day;

•	up to 150,000 shares of our common stock per trading day on which the closing sale price of our common stock exceeds $1.25 per share;

•	up to 200,000 shares of our common stock per trading day on any trading day on which the closing sale price of our common stock exceeds $1.75 per share; and

•	up to 300,000 shares of our common stock per trading day on which the closing sale price of our common stock exceeds $2.25 per share.

The purchase price for these sales will equal to the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive trading days ending on the trading day immediately preceding the purchase date. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

The Purchase Agreement further provides that the purchase price shall not be less than the Floor Price. This Floor Price and the respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.” If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our business is at an early stage of development and we may not develop therapeutic products that can be commercialized.

Our business is at an early stage of development. We do not have any products in late stage clinical trials. We are still in the early stages of identifying and conducting research on potential therapeutic products. Our potential therapeutic products will require significant research and development and preclinical and clinical testing prior to regulatory approval in the United States and other countries. We may not be able to obtain regulatory approvals, enter clinical trials for any of our product candidates, or commercialize any products. Our product candidates may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost effectiveness that could prevent or limit their use. Any product using any of our technology may fail to provide the intended therapeutic benefits, or achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing or production.

We have a history of operating losses and do not expect to be profitable in the near future and our independent registered public accounting firm has expressed doubt as to our ability to continue as a going concern.

We have not generated any profits since our entry into the biotechnology business and have incurred significant operating losses. We expect to incur additional operating losses for the foreseeable future and, as we increase our research and development activities, we expect our operating losses to increase significantly. We do not have any sources of significant or sustained revenues and may not have any in the foreseeable future.

We have expended substantial funds to develop our technologies, products and product candidates. Based on our financial condition, recurring losses and projected spending, which raise substantial doubts about our ability to continue as a going concern, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2011 regarding this uncertainty. The inclusion of the going concern statement by our auditors may adversely affect our stock price and our ability to raise needed capital or enter into advantageous contractual relationships with third parties. If we were unable to continue as a going concern, the values we receive for our assets on liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

We will need additional capital to conduct our operations and develop our products and our ability to obtain the necessary funding is uncertain.

We need to obtain significant additional capital resources in order to develop products. Our current burn rate is approximately $620,000 per month excluding capital expenditures and patent costs. There can be no assurance that we will be successful in maintaining our normal operating cash flow and that the timing of our capital expenditures will result in cash flows sufficient to sustain our operations through 2012. If financing is not sufficient and additional financing is not available or available only on terms that are detrimental to the long-term survival of the company, it could have a major adverse effect on our ability to continue to function. The timing and degree of any future capital requirements will depend on many factors, including:

•	the accuracy of the assumptions underlying our estimates for capital needs in 2012 and beyond;

•	scientific progress in our research and development programs;

•

the magnitude and scope of our research and development programs and our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

•	our progress with preclinical development and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

•	the number and type of product candidates that we pursue.

Additional financing through strategic collaborations, public or private equity financings or other financing sources may not be available on acceptable terms, or at all. Additional equity financing could result in significant dilution to our stockholders. Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize on our own. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or product development initiatives, any of which could have a material adverse affect on our financial condition or business prospects.

Two of our executive officers and directors can significantly influence our direction and policies, and their interests may be adverse to the interests of our other stockholders.

As of March 9, 2012, Dr. Andrey Semechkin and Dr. Ruslan Semechkin, who each serve as an executive officer and director, beneficially owned all of the outstanding shares of our Series C, Series D and Series G Preferred Stock, which could be converted into approximately 32% of our outstanding shares of common stock as of March 9, 2012. As a result of their holdings and the rights, preferences and privileges of those series of preferred stock, Dr. Andrey Semechkin and Dr. Ruslan Semechkin are able to appoint and remove two of our seven directors, and propose candidates for nomination of up to two additional directors. As a result, Dr. Andrey Semechkin and Dr. Ruslan Semechkin will be able to significantly influence election of our Board of Directors. They may prevent corporate transactions (such as a merger, consolidation, a sale of all or substantially all of our assets or a financing transaction) that may be favorable from the standpoint of our other stockholders or they may cause a transaction that our other stockholders may view as unfavorable.

Clinical trials are subject to extensive regulatory requirements, very expensive, time-consuming and difficult to design and implement. Our products may fail to achieve necessary safety and efficacy endpoints during clinical trials.

Human clinical trials can be very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be affected by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	inability to demonstrate effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.

Patents held by other persons may result in infringement claims against us that are costly to defend and which may limit our ability to use the disputed technologies and prevent us from pursuing research and development or commercialization of potential products.

A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have been issued patents relating to cell therapy, stem cells, and other technologies potentially relevant to or required by our expected products. We cannot predict which, if any, of such applications will issue as patents or the claims that might be allowed. We are aware that a number of companies have filed applications relating to stem cells. We are also aware of a number of patent applications and patents claiming use of stem cells and other modified cells to treat disease, disorder or injury.

If third party patents or patent applications contain claims infringed by either our licensed technology or other technology required to make and use our potential products and such claims are ultimately determined to be valid, we might not be able to obtain licenses to these patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. If we are unable to obtain such licenses at a reasonable cost, we may not be able to develop some products commercially. We may be required to defend ourselves in court against allegations of infringement of third party patents. Patent litigation is very expensive and could consume substantial resources and create significant uncertainties. An adverse outcome in such a suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology.

We may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions.

Considerable research in the areas of stem cells, cell therapeutics and regenerative medicine is being performed in countries outside of the United States, and a number of our competitors are located in those countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property.

Our competition includes fully integrated biotechnology and pharmaceutical companies that have significant advantages over us.

The market for therapeutic stem cell products is highly competitive. We expect that our most significant competitors will be fully integrated pharmaceutical companies and more established biotechnology and stem cell companies. These companies are developing stem cell-based products and they have significantly greater capital resources and research and development, manufacturing, testing, regulatory compliance, and marketing capabilities. Many of these potential competitors are further along in the process of product development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete.

If we fail to meet our obligations under our license agreements, we may lose our rights to key technologies on which our business depends.

Our business depends in part on licenses from third parties. These third party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology platform could be severely affected adversely.

Restrictive and extensive government regulation could slow or hinder our production of a cellular product.

The research and development of stem cell therapies is subject to and restricted by extensive regulation by governmental authorities in the United States and other countries. The process of obtaining FDA and other necessary regulatory approvals is lengthy, expensive and uncertain. We may fail to obtain the necessary approvals to continue our research and development, which would hinder our ability to manufacture or market any future product.

Research in the field of embryonic stem cells is currently subject to strict government regulations, and our operations could be restricted or outlawed by any legislative or administrative efforts impacting the use of nuclear transfer technology or human embryonic material.

Significant portions of our business are focused on human cell therapy, which includes the production of human differentiated cells from stem cells and involves human oocytes. Although our focus is on parthenogenetic stem cells derived from unfertilized oocytes, certain aspects of that work may involve the use of embryonic stem cells. Research utilizing embryonic stem cells is controversial, and currently subject to intense scrutiny, particularly in the area of the use of human embryonic material.

Federal law is not as restrictive regarding the use of federal funds for human embryonic cell research, commonly referred to as hES cell research as it once was. However, federal law does prohibit federal funding for creation of parthenogenetic stem cells. Our operations may also be restricted by future legislative or administrative efforts by politicians or groups opposed to the development of hES cell technology, parthenogenetic cell technology or nuclear transfer technology. Further, future legislative or administrative restrictions could, directly or indirectly, delay, limit or prevent the use of hES technology, parthenogenetic technology, or nuclear transfer technology, the use of human embryonic material, or the sale, manufacture or use of products or services derived from nuclear transfer technology or hES or parthenogenetic technology.

Restrictions on the use of human stem cells, and the ethical, legal and social implications of that research, could prevent us from developing or gaining acceptance for commercially viable products in these areas.

Although our stem cells are derived from unfertilized human eggs through a process called “parthenogenesis” that can produce cells suitable for therapy, but are believed to be incapable of producing a human being, such cells are nevertheless often incorrectly referred to as “embryonic” stem cells. Because the use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells, our research related to human parthenogenic stem cells could become the subject of adverse commentary or publicity and some political and religious groups may still raise opposition to our technology and practices. In addition, many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue, which, if applied to our procedures, may have the effect of limiting the scope of research conducted using our stem cells, thereby impairing our ability to conduct research in this field. In some states, use of embryos as a source of stem cells is prohibited.

To the extent we utilize governmental grants in the future, the governmental entities involved may retain certain rights in technology that we develop using such grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

Certain of our licensors’ research has been or is being funded in part by government grants. Our research may also be government-funded in the future. In connection with certain grants, the governmental entity involved retains various rights in the technology developed with the grant. These rights could restrict our ability to fully capitalize upon the value of this research by reducing total revenues that might otherwise be available since such governmental rights may give the government the right to practice the invention without payment of royalties if we do not comply with applicable requirements.

We rely on parthenogenesis, cell differentiation and other stem cell technologies that we may not be able to successfully develop, which may prevent us from generating revenues, operating profitably or providing investors any return on their investment.

We have concentrated our research on our parthenogenesis, cell differentiation and stem cell technologies, and our ability to operate profitably will depend on being able to successfully implement or develop these technologies for human applications. These are emerging technologies with, as yet, limited human applications. We cannot guarantee that we will be able to successfully implement or develop our nuclear transfer, parthenogenesis, cell differentiation and other stem cell technologies or that these technologies will result in products or services with any significant commercial utility. We anticipate that the commercial sale of such products or services, and royalty/licensing fees related to our technology, would be an additional source of revenues.

The outcome of pre-clinical, clinical and product testing of our products is uncertain, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we may be unable to commercially produce our proposed products.

Before obtaining regulatory approvals for the commercial sale of any potential human products, our products will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. The clinical trials of our prospective products, or those of our licensees or collaborators, may not demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain appropriate regulatory approvals. Similarly, the testing of such prospective products may not be completed in a timely manner, if at all, or only after significant increases in costs, program delays or both, all of which could harm our ability to generate revenues. In addition, our prospective products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our prospective products. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment in us.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.

We are engaged in activities in the biotechnology field, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. Research and discoveries by other biotechnology, agricultural, pharmaceutical or other companies may render our technologies or potential products or services uneconomical or result in products superior to those we develop. Similarly, any technologies, products or services we develop may not be preferred to any existing or newly developed technologies, products or services.

We may not be able to protect our proprietary technology, which could harm our ability to operate profitably.

The biotechnology, cosmeceutical, and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, to a substantial degree, on our ability to obtain and enforce patent protection for our products, preserve any trade secrets and operate without infringing the proprietary rights of others. We cannot assure you that:

•	we will succeed in obtaining any patents, obtain them in a timely manner, or that the breadth or degree of protection that any such patents will protect our interests;

•	the use of our technology will not infringe on the proprietary rights of others;

•

patent applications relating to our potential products or technologies will result in the issuance of any patents or that, if issued, such patents will afford adequate protection to us or will not be challenged, invalidated or infringed; or

•	patents will not be issued to other parties, which may be infringed by our potential products or technologies.

We are aware of certain patents that have been granted to others and certain patent applications that have been filed by others with respect to nuclear transfer and other stem cell technologies. The fields in which we operate have been characterized by significant efforts by competitors to establish dominant or blocking patent rights to gain a competitive advantage, and by considerable differences of opinion as to the value and legal legitimacy of competitors’ purported patent rights and the technologies they actually utilize in their businesses.

Our business is highly dependent upon maintaining licenses with respect to key technology.

Although our primary focus relates to intellectual property we have developed internally, some of the patents we utilize are licensed to us by Advanced Cell Technology, which has licensed some of these from other parties, including the University of Massachusetts. These licenses are subject to termination under certain circumstances (including, for example, our failure to make minimum royalty payments). The loss of any of such licenses, or the conversion of such licenses to non-exclusive licenses, could harm our operations and/or enhance the prospects of our competitors.

Although our licenses with Advanced Cell Technology allow us to cure any defaults under the underlying licenses to them and to take over the patents and patents pending in the event of default by Advanced Cell Technology, the cost of such remedies could be significant and we might be unable to adequately maintain these patent positions. If so, such inability could have a material adverse affect on our business. Some of these licenses also contain restrictions ( e.g. , limitations on our ability to grant sublicenses) that could materially interfere with our ability to generate revenue through the licensing or sale to third parties of important and valuable technologies that we have, for strategic reasons, elected not to pursue directly. In the future we may require further licenses to complete and/or commercialize our proposed products. We may not be able to acquire any such licenses on a commercially-viable basis.

Certain of our technology may not be subject to protection through patents, which leaves us vulnerable to theft of our technology.

Certain parts of our know-how and technology are not patentable or are trade secrets. To protect our proprietary position in such know-how and technology, we intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business.

We depend on our collaborators to help us develop and test our proposed products, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.

Our strategy for the development, clinical testing and commercialization of our proposed products requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

Under agreements with collaborators, we may rely significantly on such collaborators to, among other things:

•	design and conduct advanced clinical trials in the event that we reach clinical trials;

•	fund research and development activities with us;

•	pay us fees upon the achievement of milestones; and

•	market with us any commercial products that result from our collaborations.

The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner, or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

Our reliance on the activities of our non-employee consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our proposed products.

We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other consultants with expertise in clinical development strategy or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

We may not be able to obtain third party patient reimbursement or favorable product pricing, which would reduce our ability to operate profitably.

Our ability to successfully commercialize certain of our proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. Reimbursement in the United States or foreign countries may not be available for any products we may develop, and, if available, may be decreased in the future. Also, reimbursement amounts may reduce the demand for, or the price of, our products with a consequent harm to our business. We cannot predict what additional regulation or legislation relating to the health care industry or third party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive, or if health care related legislation makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.

Our products may be expensive to manufacture, and they may not be profitable if we are unable to control the costs to manufacture them.

Our products may be significantly more expensive to manufacture than other therapeutic products currently on the market today. We hope to substantially reduce manufacturing costs through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If we are not able to make these, or other improvements, and depending on the pricing of the product, our profit margins may be significantly less than that of other therapeutic products on the market today. In addition, we may not be able to charge a high enough price for any cell therapy product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

To be successful, our proposed products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

Our proposed products and those developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

•	our establishment and demonstration to the medical community of the clinical efficacy and safety of our proposed products;

•	our ability to create products that are superior to alternatives currently on the market;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

•	reimbursement policies of government and third party payers.

If the healthcare community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.

Because of the specialized nature of our business, we are highly dependent on our ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities we conduct or sponsor. The loss of one or more key executive officers, or scientific officers, would be significantly detrimental to us. In addition, recruiting and retaining qualified scientific personnel to perform research and development work is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and we may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. The failure to attract and retain such personnel or to develop such expertise would adversely affect our business.

We may not have sufficient product liability insurance, which may leave us vulnerable to future claims we will be unable to satisfy.

The testing, manufacturing, marketing and sale of human therapeutic products entail an inherent risk of product liability claims. We currently have a limited amount of product liability insurance, which may not be adequate to meet potential product liability claims. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses. Adequate insurance coverage may not be available in the future on acceptable terms, if at all. If available, we may not be able to maintain any such insurance at sufficient levels of coverage and any such insurance may not provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

This prospectus relates to the sale by Aspire Capital of the Commitment Shares that we have issued to Aspire Capital, the Initial Purchase Shares previously sold to Aspire Capital for $500,000, the additional $5,442,460 of common stock we have sold to Aspire Capital and up to an additional $19,057,540 of our common stock that we may sell to Aspire Capital under the Purchase Agreement. We anticipate that these additional shares will be sold to Aspire Capital over a period of up to 20 months from the date of this prospectus. The number of shares ultimately offered for sale by Aspire Capital is dependent upon the number of shares that we elect to sell to Aspire Capital under the Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock to Aspire Capital under the Purchase Agreement may cause the trading price of our common stock to decline.

Aspire Capital may ultimately purchase all, some or none of the 10,666,667 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares, together with the Commitment Shares and the Initial Purchase Shares that have been issued to Aspire Capital. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Aspire Capital pursuant to the Purchase Agreement, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital, and we may terminate the Purchase Agreement at any time at our discretion without any cost to us.

Risks Related to the Securities Markets and Our Capital Structure

Stock prices for biotechnology companies have historically tended to be very volatile.

Stock prices and trading volumes for many biotechnology companies fluctuate widely for a number of reasons, including but not limited to the following factors, some of which may be unrelated to their businesses or results of operations:

•	clinical trial results;

•	the amount of cash resources and such company’s ability to obtain additional funding;

•	announcements of research activities, business developments, technological innovations or new products by competitors;

•	entering into or terminating strategic relationships;

•	changes in government regulation;

•	disputes concerning patents or proprietary rights;

•	changes in our revenues or expense levels;

•	public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing;

•	reports by securities analysts;

•	activities of various interest groups or organizations;

•	media coverage; and

•

status of the investment markets. This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock and increase stockholder transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The rights of holders of our common stock are subordinate to significant rights, preferences and privileges of our existing five series of preferred stock, and to any additional series of preferred stock created in the future.

Under the authority granted by our Certificate of Incorporation, our Board of Directors has established five separate series of preferred stock which have various rights and preferences senior to the shares of common stock. Shares of various series of our existing preferred stock are entitled to dividends (some of which accrue and some of which are required to be paid on a quarterly basis), enhanced voting rights and liquidation preferences. As a result of the various voting rights, the holders of various series of preferred stock may be able to block the proposed approval of various corporate actions, which could prevent us from achieving strategic or other goals dependent on such actions. As a result of the liquidation preferences, in the event that we voluntarily or involuntary liquidate, dissolve or windup our affairs (including as a result of a merger), the holders of our preferred stock would be entitled to receive stated amounts per share, including any accrued and unpaid dividends, before any distribution of assets or merger consideration is made to holders of our common stock. Additionally, these shares of preferred stock may be converted, at the option of the holders, into common stock at rates that may be adjusted, for the benefit of holders of preferred stock, if we sell equity securities below the then existing conversion prices. Any such adjustments would compound the potential dissolution suffered by holders of common stock if we issue additional securities at prices below the current conversion prices (ranging from $0.25 to $0.40 per share). Additionally, our Board of Directors has the power to issue additional series of preferred stock and to designate, as it deems appropriate (subject to the rights of the holders of the current series of preferred stock), the special dividend, liquidation or voting rights of the shares of those additional series. The creation and designation of any new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a limited operating history and lack of profits, which could lead to wide fluctuations in our share price. The price at which stockholders purchase shares of our common stock may not be indicative of the price of our common stock that will prevail in the trading market.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, there has been limited trading in our common stock. As a consequence of this lack of liquidity, any future trading of shares by our stockholders may disproportionately influence the price of those shares in either direction. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time or as to what effect that the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our common stock;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who is not an affiliate of our company and who has satisfied a six month holding period may, as long as we are current in our required filings with the SEC, sell securities without further limitation. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a one year holding period. Affiliates of our company who have satisfied a six month holding period may sell securities subject to limitations. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities. Currently, almost all of our securities are either free trading or subject to the release of trading restrictions under the six month or one year holding periods of Rule 144.

Certain provisions of our Certificate of Incorporation and Delaware law may make it more difficult for a third party to affect a change-in-control.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock and our Board of Directors has created and issued shares of six series of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire the Company or affect a change-in-control.

We will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

During 2011, we used a significant amount of cash to finance the continued development and testing of our product candidates. If we continue to use cash at this rate we will need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financings will likely be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all.

The sale or issuance of a substantial number of shares may adversely affect the market price for our common stock.

The future sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock. We expect that we will likely issue a substantial number of shares of our capital stock in financing transactions in order to fund our operations and the growth of our business. Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also continue to pay for certain goods and services with equity, which would dilute our current stockholders. Also, sales of the shares issued in this manner could negatively affect the market price of our stock.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our certificate of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 is complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting, certify the effectiveness of those controls and obtain an opinion by our independent registered public accountants. The standards that must be met for management to assess the internal controls over financial reporting now in effect are complex, costly and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective investor confidence and share value may be negatively impacted.

We do not expect to pay cash dividends in the foreseeable future.

We have not paid cash dividends on our common stock, and we do not plan to pay cash dividends on our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 3 of this Prospectus.

USE OF PROCEEDS

Aspire Capital will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by Aspire Capital. However, the net proceeds from the sale of our common stock to Aspire Capital will depend on the frequency and prices at which we sell shares of stock to Aspire Capital under the Purchase Agreement; up to the maximum aggregate proceeds of $25.0 million we may receive under the terms of the Purchase Agreement. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by Aspire Capital. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by Aspire Capital.

We expect to use any proceeds received from our sale of shares to Aspire Capital:

•	to fund our research and development activities, including research involving the derivation and differentiation of parthenogenetic stem cells and development of commercial research products; and

•	for general working capital needs.

Even if we sell all of the securities subject to this offering on favorable terms, of which there can be no assurance, we are likely still to need additional financing in the future in order to fully fund our product candidates through the regulatory approval process. We may seek such additional financing through public or private equity or debt offerings or other sources, including collaborative or other arrangements with corporate partners, and through government grants and contracts.

Assuming the sale by us of all $25.0 million of common stock to Aspire Capital and estimated expenses of $125,000, the net proceeds to us would be $24,875,000. We anticipate that the net proceeds obtained from sales to Aspire Capital will be used to fund the following initiatives in order of priority:

Research involving the development and differentiation of parthenogenetic stem cells	$9,015,000
Development of commercial research products	$5,669,000
Other research and development programs	$5,500,000
General working capital purposes	$4,691,000

Maximum net proceeds of the offering	$24,875,000

We will have significant discretion in the use of any net proceeds. We may invest the net proceeds received from this offering temporarily until we use them for their stated purpose.

THE ASPIRE TRANSACTION

General

On December 9, 2010, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $25.0 million of our shares of common stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares. Upon execution of the Purchase Agreement, we sold to Aspire Capital 333,333 shares of common stock, which we refer to as the Initial Purchase Shares, at a purchase price of $1.50 per share. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement. Subsequent to the sale of the Initial Purchase Shares, we have sold an additional 9,000,000 shares of common stock to Aspire Capital.

As of April 17, 2012, there were 87,036,315 shares of our common stock outstanding (83,070,178 shares held by non-affiliates), including the 9,833,333 shares previously issued to Aspire Capital, but excluding the 10,666,667 shares offered that may be issued to Aspire Capital pursuant to the Purchase Agreement. If all of such 20,500,000 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 21.0% of the total common stock outstanding or 21.9% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 20,500,000 shares of our common stock under the Securities Act, which includes the Commitment Shares, the Initial Purchase Shares, the additional 9,000,000 shares that have already been issued to Aspire Capital and the additional 10,666,667 shares of common stock which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 20,500,000 shares of common stock are being offered pursuant to this prospectus.

Purchase Of Shares Under The Common Stock Purchase Agreement

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day selected by us on which the closing sale price of our common stock exceeds $0.25, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase:

•	up to 100,000 shares of our common stock per trading day;

•	up to 150,000 shares of our common stock per trading day on which the closing sale price of our common stock exceeds $1.25;

•	up to 200,000 shares of our common stock per trading day on any trading day on which the closing sale price of our common stock exceeds $1.75 per share of common stock; and

•	up to 300,000 shares of our common stock per trading day on which the closing sale price of our common stock exceeds $2.25 per share of common stock.

The purchase price is equal to the lesser of: (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

The purchase price and share numbers will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the purchase price. We may deliver multiple purchase notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $0.25 per share.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•

while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period;

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•

the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market, the New York Stock Exchange or the NYSE AMEX Equities;

•

our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•

any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

•	if we become insolvent or are generally unable to pay our debts as they become due; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 20,500,000 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 20 months from the date of this prospectus. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 10,666,667 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and we may terminate the Purchase Agreement at any time at our discretion without any penalty or cost to us.

Amount of Potential Proceeds to be Received under the Purchase Agreement

In connection with entering into the Purchase Agreement, we authorized the future sale to Aspire Capital of up to $25.0 million of our common stock. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from Aspire Capital from the sale of shares at varying purchase prices assuming all $25.0 million of our common stock is sold:

Assumed Average Purchase Price(1)	Number of Shares to be Sold if Full Purchase(2)	Percentage of Outstanding Shares After Giving Effect to the Sale to Aspire Capital(3)	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement

$0.25	20,000,000	23.0%	$8,609,127
$1.00	20,000,000	23.0%	$16,609,127
$1.25	20,000,000	23.0%	$19,275,794
$1.75	20,000,000	23.0%	$24,609,127
$2.25	17,803,351	20.5%	$25,000,000

(1)	Assumed Average Purchase Price is applicable to the 10,666,667 unissued shares registered.
(2)	Excludes the 500,000 shares issued as Commitment Shares, but includes the 9,333,333 shares issued for a total of $5,942,460.
(3)	The denominator is based on 87,036,315 shares outstanding as of April 17, 2012, including the 9,833,333 shares previously issued to Aspire Capital. The numerator is based on the number of shares which we would have sold under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column that are registered for sale pursuant to the registration statement of which this prospectus is a part.

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder and as of the date the same was provided to us, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933 after the date on which it provided the information set forth in the table below.

We may amend or supplement this prospectus from time to time in the future to update or change the selling stockholder and shares that may be resold.

				Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering		Shares of Common Stock Being Offered	Number of Shares	% (2)
Aspire Capital Fund, LLC (3) 155 North Wacker Drive, Suite 1600 Chicago, IL 60606	833,333	(4)	20,500,000	0	—

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.
(2)	Based on 87,036,315 shares of common stock outstanding on April 17, 2012. Beneficial ownership is calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 promulgated thereunder.
(3)	Steven G. Martin, Erik J. Brown and Christos Komissopoulos, the principals of Aspire Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Aspire Capital. Messrs. Martin, Brown and Komissopoulos have shared voting and investment power over the shares being offered under this prospectus. Aspire Capital is not a registered broker-dealer or an affiliate of a registered broker-dealer.
(4)	As of the date of the commencement of the offering discussed in this prospectus, Aspire Capital owned 833,333 shares of our common stock. Since that time, we have sold an additional 9,000,000 shares of common stock to Aspire Capital. We may elect in our sole discretion to sell to Aspire Capital up to an additional 10,666,667 shares under the Purchase Agreement but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock. It summarizes material provisions of our certificate of incorporation and by-laws.

General

Our certificate of incorporation authorizes us to issue 220,000,000 shares of capital stock, $0.001 par value per share, of which 200,000,000 shares are designated common stock and 20,000,000 shares are designated preferred stock.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share. Subject to any voting rights granted to holders of any preferred stock, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the subject matter, other than the election of directors, will generally be required to approve matters voted on by our stockholders. Directors will be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors. Our certificate of incorporation does not provide for cumulative voting.

Dividends

Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of our common stock will share ratably on a per share basis in any dividends declared from time to time by our Board of Directors.

Other Rights

Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up, we will distribute any assets legally available for distribution to our stockholders, ratably among the holders of our common stock outstanding at that time.

Preferred Stock

Our board of directors, without stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series, to the extent that those are not fixed in our certificate of incorporation.

The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock that ranks senior to our common stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix the limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

We have issued shares of Series A, Series B, Series C, Series D and Series G Preferred Stock. These classes of preferred stock include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

Aspire Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus will be passed upon for us by DLA Piper LLP (US), San Diego, California.

EXPERTS

The consolidated balance sheets of International Stem Cell Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, members’ deficit and stockholders’ equity (deficit) and cash flows for the years then ended and for the period from inception (August 17, 2001) through December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Mayer Hoffman McCann P.C. and Vasquez & Company LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding International Stem Cell Corporation and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.internationalstemcell.com.

INCORPORATION OF CERTAIN

INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-l filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits and schedules which may be obtained as described herein.

The SEC allows us to “incorporate by reference” the information contained in certain documents that we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We hereby incorporate by reference the documents listed below (File No. 0-51891).

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011;

•	our current reports on Form 8-K filed on January 18, 2012, March 6, 2012, March 15, 2012, March 22, 2012, March 28, 2012 and April 18, 2012;

•	our proxy statement for our Annual meeting of Stockholders to be held on May 29, 2012;

•

the description of our common stock contained in our registration statement on Form 10-SB filed under the Securities Exchange Act on April 4, 2006, including any amendment or reports filed for the purpose of updating such descriptions.

Each person to whom a prospectus is delivered will receive a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.internationalstemcell.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

International Stem Cell Corporation

Attention: Linh T. Nguyen

5950 Priestly Drive

Carlsbad, CA 92008

Telephone: (760) 940-6383

The information contained on our website is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred or expected to be incurred by International Stem Cell Corporation in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee. Estimated fees and expenses can only reflect information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Securities and Exchange Commission registration fee	$2,105
Transfer agent’s fees and expenses	$2,500
Printing and engraving expenses	$15,000
Legal fees and expenses	$85,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$5,395

Total	$125,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision to indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. In addition, the Company’s certificate of incorporation includes a provision whereby the Company shall indemnify each of the Company’s directors and officer in each and every situation where, under the Delaware General Corporation law the Company is not obligated, but is permitted or empowered to make such indemnification, except as otherwise set forth in the Company’s bylaws. The Company’s certificate of incorporation also includes a provision which eliminates the personal liabilities of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Company’s bylaws provide that (1) it is required to indemnify its directors to the fullest extent permitted by the Delaware General Corporation Law and may, if and to the extent authorized by the Board of Directors, indemnify its officers, employees or agents and any other person whom its has the power to indemnify against liability, reasonable expense or other matters and (2) the Company shall advance expenses to its directors and officer who are entitled to indemnification, as incurred, to its directors and officers in connection with a legal proceeding, subject to limited exceptions.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act.

(a)	Issuance of stock for cash or services.

These securities were offered and sold by us in reliance upon exemptions from the registration statement requirements provided by Section 4(2) of the Securities Act or Regulation D under the Securities Act as transactions by an issuer not involving a public offering.

From February through May 2009, we issued a total of 5,025,531 shares of common stock upon conversion of a portion of a convertible note and conversion of a warrant issued in connection with the convertible note. The issuances upon conversion of these securities were exempt under Section 3(a)(9) of the Securities Act. The unconverted portion of the note has been paid in full.

From December 29, 2008 to June 30, 2009, the Company issued to certain accredited investors 40 shares of Series D Preferred Stock, for an aggregate of $4,000,000.

From April 2009 through June 2009, we issued a total of 1,170,329 shares of common stock to five accredited investors.

On July 7, 2009, as part of the Series E Preferred Stock Purchase Agreement, the Company issued 290,689 shares of common stock and a warrant to Optimus Capital Partners.

From July 1, 2009 through December 31, 2009, as part of a Series E Preferred Stock Purchase Agreement, the Company issued shares of Series E Preferred Stock and warrants to purchase a total of 4,127,084 shares of common stock (all of which warrants were exercised) for an aggregate of $2,000,000.

From July 1, 2009 through December 31, 2009, the Company issued 352,564 shares of common stock to two accredited investors for an aggregate of $250,000.

From July 1, 2009 through December 31, 2009, as consideration for consulting services, the Company issued 280,000 shares of common stock to three accredited investors.

From January 1, 2010 through December 31, 2010, the Company issued 1,978,353 shares of common stock to eleven accredited investors for an aggregate of $1,730,000.

From January 1, 2010 through December 31, 2010, as consideration for consulting services, the Company issued 749,167 shares of common stock to eleven consultants.

From December 17, 2010 through March 16, 2012, as part of the Common Stock Purchase Agreement with Aspire, the Company issued 9,833,333 shares of common stock for an aggregate of $5,942,460.

On January 14, 2011, as consideration for consulting services, the Company issued 150,000 shares of common stock to a consultant.

On March 9 2012, the Company issued 5,000,000 shares of Series G Preferred Stock to an accredited investor for an aggregate of $5,000,000.

(b)	Issuance of stock on conversion of preferred stock.

From the beginning of 2009 through April 17, 2012 the holders of a total of 1,250,004 shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock converted their shares to a total of 6,526,800 shares of common stock. These issuances were exempt pursuant to Section 3(a)(9) of the Securities Act.

(c)	Issuance of stock for assets.

In July 2009, we issued a total of 400,000 shares of common stock to three accredited investors in return for patent and other intellectual property rights. This transaction was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

(d)	Issuances upon conversion or exercise of warrants.

From the beginning of 2009 through April 17, 2012, we issued a total of 6,608,269 shares of common stock upon exercise or conversion of previously issued warrants. The issuances upon conversion were exempt from registration pursuant to Section 3(a)(9) of the Securities Act and the issuance upon exercise were exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.	EXHIBITS

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California on April 27, 2012.

INTERNATIONAL STEM CELL CORPORATION

By:	/s/ Andrey Semechkin
Andrey Semechkin
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signature appears below constitute and appoint jointly and severally, Andrey Semechkin and Linh Nguyen, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/s/ Andrey Semechkin	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2012
Andrey Semechkin

/s/ Linh T. Nguyen	Chief Financial Officer (Principal Financial and Accounting Officer)	April 27, 2012
Linh T. Nguyen

/s/ James Berglund	Director	April 27, 2012
James Berglund

/s/ Charles J. Casamento	Director	April 27, 2012
Charles J. Casamento

/s/ Jeffrey Janus	Director	April 27, 2012
Jeffrey D. Janus

/s/ Paul Maier	Director	April 27, 2012
Paul V. Maier

/s/ Ruslan Semechkin	Director	April 27, 2012
Ruslan Semechkin

/s/ Donald A. Wright	Co-Chairman and Director	April 27, 2012
Donald A. Wright

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of the Registrant’s Form 10-SB filed on April 4, 2006, File No. 000-51891).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Preliminary Information Statement on Form 14C filed on December 29, 2006, File No. 000-51891).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on May 6, 2011, File No. 000-51891).

4.1	Form of Specimen Common Stock Certificate. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 10-KSB filed on April 9, 2007, File No. 000-51891).

4.2	Certification of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on January 17, 2008, File No. 000-51891).

4.3	Certification of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on May 12, 2008, File No. 000-51891).

4.4	Certification of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on August 21, 2008, File No. 000-51891).

4.5	Certification of Designation of Series D Preferred Stock (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on January 5, 2009, File No. 000-51891).

4.6	Warrant Certificate for warrants in connection with Series A Preferred Stock (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on January 17, 2008, File No. 000-51891).

4.7	Warrant Certificate for warrants in connection with Series B Preferred Stock (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on May 12, 2008, File No. 000-51891).

4.8	Certificate of Designation of Series G Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on March 14, 2012, File No. 000-51891).

5.1	Opinion of DLA Piper LLP (US) (previously filed)

10.1*	Employment Agreement, dated December 1, 2006, by and between International Stem Cell and Kenneth C. Aldrich (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

10.2*	Employment Agreement, dated October 31, 2006, by and between International Stem Cell and Jeffrey Janus (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

10.3	First Amendment to Exclusive License Agreement (ACT IP), dated as of August 1, 2005, by and between Advanced Cell, Inc. and Lifeline (incorporated by reference to Exhibit 10.9 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

10.4	First Amendment to Exclusive License Agreement (UMass IP), dated as of August 1, 2005, by and between Advanced Cell, Inc. and Lifeline (incorporated by reference to Exhibit 10.10 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

10.5	First Amendment to Exclusive License Agreement (Infigen IP), dated as of August 1, 2005, by and between Advanced Cell, Inc. and Lifeline (incorporated by reference to Exhibit 10.11 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

Exhibit Number	Description

10.6	Exclusive License Agreement (Infigen IP), dated as of May 14, 2004, by and between Advanced Cell Technology, Inc and PacGen Cellco, LLC (predecessor company of Lifeline) (incorporated by reference to Exhibit 10.12 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

10.7	Exclusive License Agreement (ACT IP), dated as of May 14, 2004, by and between Advanced Cell Technology, Inc. and PacGen Cellco, LLC (predecessor company of Lifeline) (incorporated by reference to Exhibit 10.13 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

10.8	Exclusive License Agreement (UMass IP), dated as of May 14, 2004, by and between Advanced Cell Technology, Inc. and PacGen Cellco, LLC (predecessor company of Lifeline) (incorporated by reference to Exhibit 10.14 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

10.9*	International Stem Cell Corporation 2006 Equity Participation Plan (incorporated by reference to Exhibit 10.15 of the Registrant’s Form 8-K filed on December 29, 2006, File No. 000-51891).

10.10	Common Stock Purchase Warrant issued with OID Senior Convertible Note (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on May 16, 2008).

10.11	Multiple Advance Convertible Note (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on August 18, 2008, File No. 000-51891).

10.12	Common Stock Purchase Warrant issued with Multiple Advance Convertible Note (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on August 18, 2008, File No. 000-51891).

10.13*	Employment Agreement with Andrey Semechkin (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on January 5, 2009, File No. 000-51891).

10.14*	Employment Agreement with Ruslan Semechkin (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed on January 5, 2009, File No. 000-51891).

10.15	Preferred Stock Purchase Agreement dated June 30, 2009 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on July 6, 2009, File No. 000-51891).

10.16*	Amended and Restated Employment Agreement with Brian Lundstrom dated May 11, 2011 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on May 13, 2011, File No. 000-51891).

10.17*	Employment offer letter with Kurt May dated June 9, 2011 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on November 14, 2011, File No. 000-51891).

10.18*	Employment Offer Letter with Linh Nguyen dated September 20, 2011 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on September 27, 2011, File No. 000-51891).

10.19*	Form of Stock Option Agreement for stock options granted outside of the 2006 Equity Participation Plan (incorporated by reference to Exhibit 10.19 of the Registrant’s Form 10-K filed on March 30, 2010, File No. 000-51891).

10.20	Preferred Stock Purchase Agreement dated May 4, 2010 (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed May 5, 2010, File No. 000-51891).

10.21	Common Stock Purchase Agreement, dated as of December 9, 2010, by and between the Company and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on December 13, 2010, File No. 000-51891).

10.22	Registration Rights Agreement, dated as of December 9, 2010, by and between the Company and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on December 13, 2010, File No. 000-51891).

10.23	Cell Culture Automation Agreement dated May 13, 2010 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on May 19, 2010, File No. 000-51891).

10.24	Exchange Agreement with Socius CG II, Ltd. dated June 11, 2010 (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 10-Q filed on August 6, 2010, File No. 000-51891).

10.25	Exchange Agreement with Optimus Capital Partners, LLC dated June 11, 2010 (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 10-Q filed on August 6, 2010, File No. 000-51891).

Exhibit Number	Description

10.26*	2010 Equity Participation Plan (incorporated by reference to Appendix A of the Registrant’s Schedule 14A filed March 30, 2010, File No. 000-51891).

10.27	Standard Multi-Tenant Office Lease – Gross Agreement, dated as of February 19, 2011, by and between the Company and S Real Estate Holdings, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed February 28, 2011, File No. 000-51891).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Form S-1 filed on December 17, 2010, File No. 333-171233).

23.1	Consent of Mayer Hoffmann McCann P.C.

23.2	Consent of Vasquez & Company LLP

23.3	Consent of DLA Piper LLP (US) (included in exhibit 5.1)

*	Indicates management contract or compensatory plan.